Corporate Valuation
Services Limited
707 Eglinton Avenue West
Suite 501
Toronto, Ontario
M5N 1C8

Telephone: 416.865.9766
Facsimile: 416.865.1249
e-mail: value@istar.ca

To the Directors
Astris Energi Inc.
2175-6 Dunwin Drive
Misissauga, Ontario L5L 1X2

CONSENT OF INDEPENDENT VALUATOR

Corporate Valuation Services Limited and James P. Catty, MA, CA, CPA, CFA, CBV, CFE, hereby consents to the incorporation in this REGISTRATION STATEMENT on Form F-3 of the Valuation Report of Astris s.r.o., dated August 9, 2004, as well as the updated letter dated January 14, 2005, of its opinion of the fairness, from a financial point of view of the transaction.

Toronto, Canada
November 14, 2005

CORPORATE VALUATION SERVICES LIMITED
Per:

/s/ James P. Catty

James P. Catty, MA, CA, CPA, CFA, CBV, CFE
President